MARKETING & LEAD GENERATION AGREEMENT

This Marketing & Lead Generation Agreement (the “Agreement”) is made and entered into as of this 16th day of September 2009, by and between Who’s Your Daddy, Inc., a Nevada corporation (the “Company”) and Gigamind Inc., a  Canadian corporation (the “Consultant”) (individually, a “Party”; collectively, the “Parties”).

RECITALS

WHEREAS, Consultant has significant experience in the areas of marketing of internet products and furthering business transactions and relationships through its existing lead lists and M-Wallet leads and;

WHEREAS, Consultant has extensive business relationships with affiliates whose expertise is website design, internet lead generation, and creation and optimization of product offerings through the internet;

WHEREAS, the Company desires to retain Consultant to assist with the implementation of the internet marketing strategy for the launch of its new Who’s Your Daddy Fit Energy Shot with Resveratrol.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties hereby agree as follows:

1.         CONSULTING SERVICES

Attached hereto as Exhibit A and incorporated herein by this reference is a description of the services to be provided by the Consultant hereunder (the “Consulting Services”).  Consultant hereby agrees to utilize its best efforts in performing the Consulting Services, however, Consultant makes no warranties, representations, or guarantees regarding any corporate strategies attempted by the Company or the eventual effectiveness of the Consulting Services.

2.         TERM OF AGREEMENT

This Agreement shall be in full force and effect commencing upon the date hereof and shall have a term of 24 months therefrom.  Either Party hereto shall have the right to terminate this Agreement without notice in the event of the death, bankruptcy, insolvency, or assignment for the benefit of creditors of the other Party.  Consultant shall have the right to terminate this Agreement if Company fails to comply with the terms of this Agreement and such failure continues unremedied for a period of 45 days after written notice to the Company by Consultant. The Company shall have the right to terminate this Agreement upon delivery to Consultant of notice setting forth with specificity facts comprising a material breach of this Agreement by Consultant.  Consultant shall have 45 days to remedy such breach.

3.         TIME DEVOTED BY CONSULTANT

It is anticipated that the Consultant shall spend as much time as deemed necessary by the Consultant in order to perform the obligations of Consultant hereunder.  The Company understands that this amount of time may vary and that the Consultant may perform Consulting Services for other companies.

4.        PLACE WHERE SERVICES WILL BE PERFORMED

The Consultant will perform most Consulting Services in accordance with this Agreement at Consultant’s offices located at 30 Spruce Street, Toronto, On. M5A 2H9.  In addition, the Consultant will perform Consulting Services on the telephone and at such other place(s) as necessary to perform these services in accordance with this Agreement.

5.        INDEPENDENT CONTRACTOR

Both Company and the Consultant agree that the Consultant will act as an independent contractor in the performance of his duties under this Agreement.  Nothing contained in this Agreement shall be construed to imply that Consultant, or any employee, agent or other authorized representative of Consultant, is a partner, joint venturer, agent, officer or employee of Company.

6.        COMPENSATION TO CONSULTANT

The Consultant's compensation for the Consulting Services shall be as set forth in Exhibit B attached hereto and incorporated herein by this reference.  The Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to the Consultant’s performance of services and receipt of fees under this Agreement.  The Company will regularly report amounts paid, if any, to the Consultant by filing Form 1099-MISC and/or other appropriate form with the Internal Revenue Service as required by law.  Because the Consultant is an independent contractor, the Company will not withhold or make payments for social security; make contract insurance or disability insurance contributions; or obtain worker’s compensation insurance on the Consultant’s behalf.  The Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to the Consultant under this Agreement.  The Consultant hereby agrees to indemnify and defend the Company against any and all such taxes or contributions, including penalties and interest.

7.        CONFIDENTIAL INFORMATION

The Consultant and the Company acknowledge that each will have access to proprietary information regarding the business operations of the other and agree to keep all such information secret and confidential and not to use or disclose any such information to any individual or organization without the non-disclosing Parties prior written consent.  It is hereby agreed that from time to time Consultant and the Company may designate certain disclosed information as confidential for purposes of this Agreement.

8.         INDEMNIFICATION

Each Party (the “Indemnifying Party”) agrees to indemnify, defend, and hold harmless the other Party (the “Indemnified Party”) from and against any and all claims, damages, and liabilities, including any and all expense and costs, legal or otherwise, caused by the negligent act or omission of the Indemnifying Party, its subcontractors, agents, or employees, incurred by the Indemnified Party in the investigation and defense of any claim, demand, or action arising out of the work performed under this Agreement; including breach of the Indemnifying Party of this Agreement.  The Indemnifying Party shall not be liable for any claims, damages, or liabilities caused by the sole negligence of the Indemnified Party, its subcontractors, agents, or employees.

The Indemnified Party shall notify promptly the Indemnifying Party of the existence of any claim, demand, or other matter to which the Indemnifying Party’s indemnification obligations would apply, and shall give them a reasonable opportunity to settle or defend the same at their own expense and with counsel of their own selection, provided that the Indemnified Party shall at all times also have the right to fully participate in the defense.  If the Indemnifying Party, within a reasonable time after this notice, fails to take appropriate steps to settle or defend the claim, demand, or the matter, the Indemnified Party shall, upon written notice, have the right, but not the obligation, to undertake such settlement or defense and to compromise or settle the claim, demand, or other matter on behalf, for the account, and at the risk, of the Indemnifying Party.

The rights and obligations of the Parties under this Article shall be binding upon and inure to the benefit of any successors, assigns, and heirs of the Parties.

9.        COVENANTS OF CONSULTANT

Consultant covenants and agrees with the Company that, in performing Consulting Services under this Agreement, Consultant will:

(a)                 Comply with all federal and state laws;

(b)                 Not make any representations other than those authorized by the Company; and

(c)                 Not publish, circulate or otherwise use any materials or documents other than materials provided by or otherwise approved by the Company.

10.      MISCELLANEOUS

(A)         This Agreement shall be constructed and interpreted in accordance with and the governed by the laws of the State of California.

(B)         The Parties agree that the Courts of the County of Orange, State of California shall have sole and exclusive jurisdiction and venue for the resolution of all disputes arising under the terms of this Agreement and the transactions contemplated herein.

(C) ARBITRATION OF DISPUTES.

ANY CONTROVERSY OR CLAIM RELATING TO OR ARISING OUT OF THIS AGREEMENT SHALL BE SETTLED IN ORANGE COUNTY, CALIFORNIA BY ARBITRATION IN ACCORDANCE WITH JAMS ARBITRATION RULES APPLICABLE TO EMPLOYMENT DISPUTES (THE “JAMS RULES”).  JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED IN ANY COURT HAVING JURISDICTION.  ALL PARTIES TO THE ARBITRATION SHALL BE ENTITLED TO THE FULL RANGE OF DISCOVERY PROVIDED UNDER CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1283.05.

THIS AGREEMENT IS GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, IRRESPECTIVE OF CALIFORNIA’S CHOICE-OF-LAW PRINCIPLES.

BY SIGNING THIS AGREEMENT THE PARTIES ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THIS AGREEMENT DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND ARE GIVING UP ANY RIGHTS THEY MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL.  BY SIGNING THIS AGREEMENT THE PARTIES ARE GIVING UP THEIR JUDICIAL RIGHTS TO APPEAL.  IF EITHER PARTY REFUSES TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, THEY MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. THE PARTIES AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

(D)         This Agreement shall inure to the benefit of the Parties hereto, their administrators and successors in interest.  This Agreement shall not be assignable by either Party hereto without the prior written consent of the other; which will not be unreasonably withheld.

(E)         This Agreement contains the entire understanding of the Parties and supersedes all prior agreements between them.

(F)         No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the Parties.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the Party making the waiver.

(G)         If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable.  This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

IN WITNESS WHEREOF, the Parties hereto have placed their signatures hereon on the day and year first above written.

COMPANY:	CONSULTANT:

WHO’S YOUR DADDY, INC.	Gigamind Inc.
a Nevada corporation	a Canadian corporation

/s/ Michael R. Dunn	/s/ Gary Chaikin
By: Michael R. Dunn	By: Gary Chaikin
Its: Chief Executive Officer	Its: Chief Executive Officer

EXHIBIT A
DESCRIPTION OF CONSULTING SERVICES

Consultant has the latest proprietary email sending software.  The Consultant’s goal is to improve returns on the Company’s marketing efforts by utilizing effective solutions. The Consultant’s list of approximately 40 million thoroughly qualified quality e-mails are currently broken down by State. The Consulting Services shall include, but not be limited to, the following pursuant to the terms of this Agreement;

•	Arranging for the development of an Landing Page to market certain of the Company’s products;

•
Arranging for the use of an established merchant account, currently Blackstone Merchant Services, Inc. (“Blackstone”), for the purpose of allowing the Company’s customers to use credit cards.  The merchant account will require an initial 3.5% processing fee (to be reduced based on performance), a $0.35 per transaction fee and a $.10 per transaction gateway access fee.   The gateway access fee will be a minimum of $19.99 per month.  In addition, there will be a monthly charge of $10.00 for merchant statement.  The funds in the merchant account shall be encumbered for the benefit of outside investors for funding the production of the inventory and operating expenses related to the internet marketing program.

A reserve within the merchant account will be established for the first 60 days (“Initial Holdback Period”) to determine chargeback history with regard to the Company’s sales.  This reserve will initially be equal to 100% of deposits from customers for the Company’s products, excluding the charge for shipping, handling and sales tax where applicable, as these costs are non-refundable.  This cost will be converted to a percentage once we have contracted with the fulfillment center.  At the 60 day mark, a rolling reserve will be coordinated between Consultant and Blackstone depending on the chargeback history shown on the account and the transactional activity, which rolling reserve will not be more than 25%.  During this period Consultant will manage the flow of emails to keep the number of transactions within a range specified by the Company and designed to also provide enough information and a clear pattern for the merchant account processor.  It is anticipated that Consultant will ultimately have a 20% reserve holdback presuming that the chargeback history is within reasonable parameters.  It is also anticipated that Consultant’s reserve holdback period will be reduced from the initial 60 day period to 30 days (each reduced time period being the “Adjusted Holdback Period”).

At the end of the Initial Holdback Period, the funds in the merchant account will be transferred to the Company’s account on a recurring daily basis in accordance with the Adjusted Holdback Period.   Consultant will write to the supplied Gateway API in order to link the Company’s site to the backend gateway.  The Company’s account to which the funds are transferred shall be encumbered for the benefit of outside investors for funding the production of the inventory and operating expenses related to the internet marketing program.

•
Consultant will initially provide to the Company a minimum of 5 million qualified double opt out email leads for the Company’s product offerings.  It is understood by both parties that Consultant has another 35,000,000 double opt out email leads which could be available to the Company on the same terms as stated in this document depending on the success of the initial 5,000,000 lead rollout.

PHASE 1-Test/Trial
PHASE 1, which is the Test/Trial e-mail campaign, will be implemented as follows:
1.
Consultant will segment and send out two tranches of emails of 1,000,000 at a time customized depending on the offer and the Company’s ability to handle the response  through the fulfillment and call centers.

2.
The setup cost is waived and there will be no setup cost for the control panel tracking the campaign; however Consultant will fine-tune and change the graphics at negotiated designated points during the Phase 1 campaign.

3.
The custom configured control panel of the Consultant’s tracking and management software for the Company’s emailing campaign will be designed for segmenting emails.  The emails will be divided into set amounts and will be sent out at certain times agreed to by the Company and Consultant through their automated system.

4.	Graphics will be included in the email campaign at no cost due to revenue sharing structure.
5.
Consultant will work with the Company to test an incentive bonus or bonus offer in order to provide extra traction for the deal if agreed to by both parties. If there is a cost associated with this incentive offer the Company will cover the entire cost.

6.	The Consultant will analyze the 2 million email responses in increments for validating Phase One offering results.

PHASE 2 – Scheduled for October 15, 2009
1.	Company will provide Consultant with the basic offer and/or graphics and Consultant will have their designers send the e-mail with a click through link.
2.	Consultant will provide a landing page based on similar information that the person goes to after clicking through.
3.	Consultant will setup up a custom control panel that can be by viewed by the Company for real-time results.
4.
Consultant will confirm the payment gateway and run a series of tests for handling cancellations, billing, appropriate taxes, and interfacing with the fulfillment center for shipping free trial offers.

5.	Consultant is presented with the incentive offer (if applicable) to be added into the graphics.
6.	The incentive offer (if applicable) will be given back to the Company with testing results for determining if the inclusion in the email is financially feasible.
7.	The customer call service center will be setup with Fusion BPO Services Inc. to handle customer questions or cancellations.
8.	Reconciliation process of all deals and sales will be reconciled on a negotiated timeline prior to Phase 2 launch.
9.	All materials must include a signoff by the Company, Leigh Steinberg Sports & Entertainment LLC (“LSSE”) and Consultant.
10.	All Graphics must include a signoff by the Company, LSSE and Consultant.
11.	Upon written signoffs by the Company, LSSE and Consultant of all materials, Consultant will be given written instructions to begin the email campaign.

EXHIBIT B
TERMS OF COMPENSATION

The Consultant’s compensation hereunder shall be as follows:

1.         FEE PAID FOR LEAD LIST.  As compensation for the Consulting Services, and subject to the terms and conditions of this Agreement, Company will pay to Consultant a total fee of $1,000.00 per each one million leads used by the Company.  In addition, the Company will pay a maximum fee of $4,500.00 for designing the landing page and Graphics for E-commerce, as well as the merchant gateway custom viewer.

2.         FEE PAID FOR LEADS ON FIRST REORDER.  As compensation for the Consulting Services, and subject to the terms and conditions of this Agreement, the Company will pay to the Consultant a fee of $20 for each lead which has a successful first rebilling on the customer’s credit card without subsequent refund request.  The fee would be taken out of the merchant account with a signoff by an appointed person who is a party to this Agreement.

3.         BACKEND PARTIPATION FEE.  Consultant shall be paid a $12.50 fee on the second reorder, and all other subsequent reorders without subsequent refund request, which fee would be taken out of the merchant account with a signoff by an appointed person who is a party to this Agreement.